EXHIBIT 23









INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statement No. 33-97250 of Uniroyal Technology Corporation on Form S-8 related to the Uniroyal Technology Corporation Savings Plan of our report dated June 15, 2001, appearing in the Annual Report on Form 11-K of the Uniroyal Technology Corporation Savings Plan for the year ended December 31, 2000.




DELOITTE & TOUCHE LLP

Tampa, Florida
June 29, 2001